UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cadence Bancorporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENTAL MATERIAL TO THE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 8, 2019

The Proxy Statement of Cadence Bancorporation (the “Company”) dated March 29, 2019 for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) is supplemented with the following information:

Solicitation of Proxies

In connection with the Annual Meeting, the Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. The Company will pay Innisfree M&A Incorporated $25,000 plus reasonable out-of-pocket expenses for their assistance.

[The following is an email distributed to certain stockholders of Cadence Bancorporation]

Dear stockholder:

You recently received a proxy statement, dated March 29, 2019, in connection with the annual meeting of stockholders of Cadence Bancorporation (“Cadence”) scheduled to be held on May 8, 2019 at which three nominees are up for election as directors: J. Richard Fredericks, Virginia A. Hepner and Kathy Waller.

We wish to inform you that after engagement and discussions with our stockholders, the board of directors of Cadence intends to submit a proposal to our stockholders at the 2020 annual meeting to amend Cadence’s charter to phase out its classified board structure, and in parallel the Cadence board of directors intends to remove provisions of Cadence’s bylaws that require supermajority voting thresholds for the approval of amendments to certain provisions of Cadence’s bylaws.

Your vote is important and we urge you to vote promptly. The Cadence board of directors recommends that stockholders vote FOR each nominee up for election.

If you have any questions concerning the annual meeting, or if you would like additional copies of the proxy statement or need help submitting a proxy to have your shares voted, please contact Cadence’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call:

Toll-Free at (888) 750-5834 (from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks & Brokers May Call Collect: (212) 750-5833